Exhibit 99.1

NewHold Investment Corp. II Announces That it will not Amend its Charter

NEW YORK – December 27, 2022 – NewHold Investment Corp. II (“NHIC II” or the “Company”) (NASDAQ: NHIC, NHICU) announced today that while NHIC II shareholders approved the “Extension Amendment,” which would give the Company’s board of directors (the “Board”) the discretion to extend the date by which NHIC has to file a proxy with respect to a business combination from April 25, 2023 to June 25, 2023, and the “Termination Amendment,” which would give the Board the discretion to redeem all of its outstanding public shares and liquidate on December 28, 2022 in advance of the automatic termination date in the Company’s existing Certificate of Incorporation, the Board has decided not to effect either amendment.

On December 24, 2022, NHIC II’s sponsor entered into an Excise Tax Backstop Agreement (the “Backstop Agreement”). Pursuant to the Backstop Agreement, the backstop party (the “Backstop Party”) committed to fund up to $1.0 million of any excise tax liability (the “Backstop Commitment”) in the event that the Company is subject to the 1% excise tax on stock repurchases under Section 4501 of the Internal Revenue Code, as enacted by the Inflation Reduction Act of 2022, in connection with the Company’s liquidation and dissolution if it is not able to complete a business combination.

At this time, considering its strong pipeline of deal opportunities and the existence of the Backstop Agreement, the Board has elected to continue to search for an initial business combination in accordance with the Company’s existing Certificate of Incorporation and Investment Management Trust Agreement.

For more information, please refer to the Current Report on Form 8-K filed by NHIC II with the Securities and Exchange Commission on December 27, 2022.

About NewHold Investment Corp. II

NewHold Investment Corp. II is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus its search on target businesses in the industrial technology sector with an aggregate enterprise value of $700 million or greater. For more information please visit https://nhicspac.com. The information contained on, or accessible through, the Company’s website is not incorporated by reference into this press release, and you should not consider it a part of this press release.